Filed pursuant to
                                                                  Rule 424(b)(2)
                                                     Registration Nos. 333-20803

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement, dated June 20, 1997
     (To Prospectus Supplement, dated May 21, 1997;
     to Prospectus, dated May 21, 1997)

                              DESCRIPTION OF NOTES

         The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               LIBOR Senior Notes Due June 24, 2002 (the "LIBOR
                              Notes").

Aggregate
Principal Amount:             $50,000,000.00.

Issue Date:                   June 24, 1997.

Stated Maturity:              June 24, 2002.

Interest Rate Index:          Three Month LIBOR.

Spread:                       Plus 8.0 basis points.

Initial Interest Rate:        5.86125%.

Interest Rate:                For each Interest Rate Reset Period, Three Month
                              LIBOR plus 0.08%, as determined on the related
                              LIBOR Interest Determination Date or, in the case of the Initial Interest Rate, the second Market
                              Day preceding the Issue Date.

Interest Commencement Date:   June 24, 1997.

Interest Payment Dates:       Quarterly, on the 24th day of March, June,
                              September and December, commencing September 24,
                              1997, and at Stated Maturity.

Interest Rate Reset Period:   Quarterly.

Interest Reset Dates:         The 24th day of March, June, September and
                              December.

LIBOR Interest
  Determination Dates:        Pertaining to an Interest Reset Date, the second
                              Market Day preceding such related Interest Reset
                              Date.

Index Maturity:               Three Months.

LIBOR Screen Reference:       Telerate Screen Page 3750.

Calculation Dates:            The related LIBOR Interest Determination Date.

Redemption:                   The LIBOR Notes are not subject to redemption
                              prior to Stated Maturity.

Sinking Fund:                 The LIBOR Notes are not subject to any sinking
                              fund.

Regular Record Dates:         The date that is 15 calendar days prior to the
                              related Interest Payment Date.

Calculation Agent:            Citibank, N.A.

Selling Agent:                Merrill Lynch & Co.

Commission:                   .129%.

Price to Public:              100%.

CUSIP Number:                 17303 LRV 5.